As filed with the Securities and Exchange Commission on June 20, 2011

Registration No. 333-173109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BGC PARTNERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4063515
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

499 Park Avenue

New York, New York 10022

(212) 610-2200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen M. Merkel

Executive Vice President,

General Counsel and Secretary

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2200

(212) 829-4708 fax

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christopher T. Jensen

George G. Yearsich

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

(212) 309-6001 fax

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 20, 2011

BGC PARTNERS, INC.

Dividend Reinvestment and Stock Purchase Plan

10,000,000 Shares of Class A Common Stock

The BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan, which we refer to as the “Plan,” is designed to provide current holders of shares of Class A common stock, par value $0.01 per share, which we refer to as our “Class A common stock,” of BGC Partners, Inc., which we refer to as “BGC Partners,” “we,” “us,” “our,” or the “Company,” current holders of shares of Class B common stock, par value $0.01 per share, which we refer to as our “Class B common stock,” of BGC Partners and other interested investors with a convenient and cost-effective method to purchase shares of our Class A common stock.

Existing holders of shares of our Class A common stock and Class B common stock, which we collectively refer to as our “common stock,” may purchase shares of our Class A common stock by reinvesting cash dividends paid on all or a portion of their holdings of shares of our common stock or by making optional cash purchases of shares of our Class A common stock, which we refer to as “Optional Cash Purchases.” Interested investors who are not currently holders of shares of our common stock may make initial cash purchases of shares of our Class A common stock, which we refer to as “Initial Cash Purchases.” The price to be paid for each share of our Class A common stock purchased directly from us under the Plan will be the volume-weighted average sales price per share of our Class A common stock reported on the Nasdaq Stock Market as described herein less a discount rate ranging from 0% to 3%. The price of a share of our Class A common stock purchased on the open market or in privately negotiated transactions will be the volume-weighted average price paid per share of our Class A common stock as described herein, subject to any discount rate, plus any fees and commissions.

The Plan highlights include:

•	Any registered holder of shares of our common stock may elect to participate in the Plan.

•	Full or partial dividend reinvestment and Optional Cash Purchases are available for holders of shares of our common stock under the Plan.

•	Interested investors who are not currently holders of shares of our common stock may make their Initial Cash Purchases under the Plan.

•	A discount rate ranging from 0% to 3% may be available for purchases under the Plan.

•	No fees or commissions are charged to participants on shares of our Class A common stock purchased directly from us under the Plan.

•	Certificate safekeeping in book-entry form at American Stock Transfer & Trust Company, LLC, the Plan’s administrator, is available to participants for shares purchased under the Plan at no charge.

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGCP.” On June 17, 2011, the last reported sales price of our Class A common stock was $7.81 per share.

An investment in shares of our Class A common stock involves risks. See the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the “SEC,” and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

You should rely only on the information provided in this prospectus and any prospectus supplement and the information incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of shares of our Class A common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement, our businesses, financial condition, results of operations, cash flows and prospects might have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer and sell shares of our Class A common stock as described in this prospectus in one or more offerings. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, our Class A common stock, the Plan, and other information you should know before investing. You should read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before investing in shares of our Class A common stock pursuant to the Plan.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	pricing and commissions and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers and consolidation;

•	liquidity, clearing capital requirements and the impact of credit market events;

•	market conditions, including trading volume and volatility, and potential deterioration of the equity and debt capital markets;

•

our relationships with Cantor Fitzgerald, L.P., which we refer to as “Cantor,” and its affiliates, including Cantor Fitzgerald & Co., which we refer to as “CF&Co,” any related conflicts of interest, competition for and retention of brokers and other managers and key employees, support for liquidity and capital and other relationships, including Cantor’s holding of our convertible notes, CF&Co’s acting as our sales agent under our controlled equity or other future offerings, and CF&Co’s acting as our financial advisor in connection with one or more business combination or other transactions;

•	economic or geopolitical conditions or uncertainties;

•

extensive regulation of our businesses, changes in regulations relating to the financial services and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, fines, penalties, sanctions, enhanced oversight, increased financial and capital requirements, and changes to or restrictions or limitations on specific activities, operations, compensatory arrangements, and growth opportunities, including acquisitions, hiring, and new business, products, or services;

•	factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, counterparty failure, and the impact of fraud and unauthorized trading;

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costs and expenses of developing, maintaining and protecting our intellectual property, as well as employment and other litigation and their related costs, including judgments or settlements paid or received;

•

certain financial risks, including the possibility of future losses and negative cash flows from operations, potential liquidity and other risks relating to our ability to obtain financing or refinancing of existing debt on terms acceptable to us, if at all, and risks of the resulting leverage, including potentially causing a reduction in our credit ratings and/or the associated outlooks given by the rating agencies to those credit ratings, as well as interest and currency rate fluctuations;

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our ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share;

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our ability to enter into marketing and strategic alliances and business combination or other transactions in the financial services and other industries, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transaction;

•	our ability to hire and retain personnel;

•	our ability to expand the use of technology for hybrid and fully electronic trading;

•	our ability to effectively manage any growth that may be achieved, while ensuring compliance with all applicable regulatory requirements;

•

our ability to identify and remediate any material weaknesses in our internal controls that could affect our ability to prepare financial statements and reports in a timely manner, control our policies, procedures, operations and assets, and assess and manage our operational and financial risks;

•	the effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events;

•

the fact that the prices at which shares of our Class A common stock are sold in one or more of our controlled equity offerings, pursuant to the Plan, or in other offerings or other transactions may vary significantly, and purchasers of shares in such offerings or transactions, as well as existing stockholders, may suffer significant dilution if the price they paid for their shares is higher than the price paid by other purchasers in such offerings or transactions;

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our ability to meet expectations with respect to payments of dividends and distributions and repurchases of shares of our Class A common stock and purchases of limited partnership interests of BGC Holdings, L.P., which we refer to as “BGC Holdings,” or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners, and others, and the net proceeds to be realized by us from offerings of our shares of Class A common stock; and

•

the risk factors described in our latest Annual Report on Form 10-K and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

The foregoing risks and uncertainties, as well as those risks and uncertainties referred to under the heading “Risk Factors” and those incorporated by reference herein, may cause actual results to differ materially from the forward-looking statements. The information included or incorporated by reference is given as of the respective dates of this prospectus, any prospectus supplement or the documents incorporated by reference into this prospectus and any prospectus supplement, and future events or circumstances could differ significantly from such information. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN DEFINED TERMS

Unless we otherwise indicate or unless the context otherwise requires, any reference in this prospectus to:

•	“Administrator” refers to the administrator of the Plan, American Stock Transfer & Trust Company, LLC;

•	“BGC Global” refers to BGC Global Holdings, L.P., which holds the non-U.S. businesses of BGC Partners;

•	“BGC Holdings” refers to BGC Holdings, L.P.;

•	“BGC Partners” refers to BGC Partners, Inc. and its consolidated subsidiaries;

•	“BGC Partners OldCo” refers to BGC Partners, LLC (formerly known as BGC Partners, Inc.) before the merger;

•	“BGC U.S.” refers to BGC Partners, L.P., which holds the U.S. businesses of BGC Partners;

•	“Cantor” or the “Cantor group” refers to Cantor Fitzgerald, L.P. and its subsidiaries other than BGC Partners;

•	“Cantor units” refers to exchangeable limited partnership interests in BGC Holdings held by Cantor entities;

•	“Cash Purchase Due Date” refers to the relevant date by which certain requirements must be met in order to make Cash Purchases;

•	“Cash Purchase Investment Date” refers to the relevant date of investment for Cash Purchases;

•	“Cash Purchases” refers to Optional Cash Purchases and Initial Cash Purchases, collectively;

•	“CF&Co” refers to Cantor Fitzgerald & Co.;

•	“CFGM” refers to CF Group Management Group, Inc., the managing general partner of Cantor;

•	“Class A common stock” refers to BGC Partners Class A common stock, par value $0.01 per share;

•	“Class B common stock” refers to BGC Partners Class B common stock, par value $0.01 per share;

•	“common stock” refers to Class A common stock and Class B common stock, collectively;

•

“Continuous Settlement Feature” refers to the settlement of shares of Class A common stock that are purchased directly from BGC Partners pursuant to Requests for Waiver, pursuant to which shares of Class A common stock will be posted to a Participant’s Plan account within three business days following each separate trading day beginning on the first trading day in the Pricing Period and ending on the final trading day in the Pricing Period;

•	“convertible notes” refers to the BGC Partners 8.75% Convertible Senior Notes due 2015, which are convertible into shares of Class A common stock;

•	“distribution rights” refers to the obligation of Cantor to distribute to certain current and former partners of Cantor shares of Class A common stock;

•	“Dividend Reinvestment Date” refers to the relevant date for reinvestment of cash dividends paid on shares of common stock in shares of Class A common stock under the Plan;

•	“eSpeed” refers to eSpeed, Inc.;

•

“founding partners” refers to the individuals who became limited partners of BGC Holdings in the mandatory redemption of interests in Cantor in connection with the separation and merger and who provide services to BGC Partners (provided that members of the Cantor group and Howard W. Lutnick (including any entity directly or indirectly controlled by Mr. Lutnick or any trust with respect to which he is a grantor, trustee or beneficiary) are not founding partners);

•	“founding partner units” refers to partnership units of BGC Holdings held by founding partners;

•	“founding/working partners” refers to founding partners and/or working partners of BGC Holdings;

•	“founding/working partner units” refers to partnership units of BGC Holdings held by founding/working partners;

•	“GAAP” refers to accounting principles generally accepted in the United States of America;

•	“Initial Cash Purchases” refers to initial cash purchases under the Plan of shares of Class A common stock by investors who were not, at the time of such purchases, holders of shares of common stock;

•	“limited partners” refers to holders of limited partnership units;

•	“limited partnership interests” refers to founding/working partner units, limited partnership units and Cantor units, collectively;

•	“limited partnership units” refers to REUs, RPUs, PSUs and PSIs, collectively;

v

•

“merger” refers to the merger of BGC Partners OldCo with and into eSpeed on April 1, 2008 pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008, by and among eSpeed, BGC Partners OldCo, Cantor, BGC U.S., BGC Global and BGC Holdings;

•	“OpCos” refers to BGC U.S. and BGC Global, collectively;

•	“Optional Cash Purchases” refers to optional cash purchases under the Plan of shares of Class A common stock by existing holders of shares of common stock;

•	“Participants” refers to participants in the Plan;

•	“Plan” refers to the BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended from time to time, and governed by the laws of the State of New York;

•

“Pricing Period” refers to a period of time, which will consist of a number of separate days during which shares of Class A common stock trade on the Nasdaq Stock Market, specified by BGC Partners during which Cash Purchases pursuant to approved Requests for Waiver will be made;

•

“Pricing Period Extension Feature” refers to BGC Partners’ election to activate for any particular Pricing Period a feature that will provide that a relevant Pricing Period will be extended by the number of trading days that the Threshold Price is not satisfied, or on which there are no trades of Class A common stock reported on the Nasdaq Stock Market, subject to a maximum of five trading days;

•	“PSIs” refers to certain working partner units of BGC Holdings held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“PSUs” refers to certain working partner units of BGC Holdings held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•	“Request for Waiver” refers to a waiver request by an applicant to make Cash Purchases of more than $10,000 per month;

•	“REUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RPUs” refers to certain limited partnership units of BGC Holdings held by certain employees of BGC Partners and other persons;

•	“RSUs” refers to BGC Partners’ unvested restricted stock units held by certain employees of BGC Partners and other persons who provide services to BGC Partners;

•

“separation” refers to the transfer by Cantor of certain assets and liabilities to BGC Partners OldCo and/or its subsidiaries pursuant to the Separation Agreement, dated as of March 31, 2008, by and among Cantor, BGC Partners OldCo, BGC U.S., BGC Global and BGC Holdings;

•	“September 2010 sales agreement” refers to the controlled equity offeringSM sales agreement, dated September 3, 2010, between BGC Partners and CF&Co;

•	“Threshold Price” refers to the established minimum purchase price per share of Class A common stock applicable to shares purchased pursuant to a Request for Waiver;

•	“trading day” refers to any day on which shares of Class A common stock trade on the Nasdaq Stock Market;

•	“Waiver Discount” refers to the established discount rate for shares of Class A common stock purchased pursuant to a Request for Waiver;

•	“working partners” refers to the individuals who become limited partners of BGC Holdings from time to time after the separation and the merger and who provide services to BGC Partners; and

•	“working partner units” refers to partnership units of BGC Holdings held by working partners.

SUMMARY

This summary highlights selected information from this prospectus, but may not contain all information that may be important to you. The following summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. For a more complete understanding of the Company, our Class A common stock and the Plan, and before making your investment decision, you should carefully read this entire prospectus, any prospectus supplement, and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.” See the “Certain Defined Terms” section beginning on page v of this prospectus for the definition of certain terms used in this prospectus and the documents incorporated by reference herein.

When we use the words “BGC Partners,” “we,” “us,” “our” or the “Company,” we are referring to BGC Partners, Inc. and its consolidated subsidiaries.

The Company

We are a leading global brokerage company servicing the wholesale financial markets, specializing in the brokering of a broad range of financial products globally, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. We also provide a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. Through our eSpeed and BGC Trader™ brands, we also offer financial technology solutions and market data and analytics related to select financial instruments and markets. Our customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms. Our integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either over-the-counter, which we refer to as “OTC,” or through an exchange.

We have offices in 24 cities, including New York and London, as well as in Aspen, Beijing, Chicago, Copenhagen, Dubai, Garden City (New York), Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo, Toronto and West Palm Beach.

As of March 31, 2011, we had 1,718 brokers and salespeople across approximately 200 desks and products (more than triple the number we had in October 2004). In 2010, we processed approximately 21.3 million transactions, totaling almost $171 trillion notional on our hybrid and fully electronic platforms. During the first quarter of 2011, we processed approximately 6.9 million transactions, totaling almost $52.6 trillion notional.

Our Organizational Structure

On April 1, 2008, BGC Partners OldCo and eSpeed merged to form BGC Partners. Immediately prior to the merger, pursuant to a separation agreement, Cantor transferred certain assets and liabilities to BGC Partners OldCo and/or its subsidiaries.

We are a holding company, and our businesses are operated through two operating partnerships: BGC U.S., which holds our U.S. businesses, and BGC Global, which holds our non-U.S. businesses. In connection with the separation, Maxcor Financial Group Inc. was contributed to BGC Partners OldCo in exchange for BGC Partners OldCo units that became shares of our common stock in the merger, and certain businesses were contributed to the OpCos in exchange for limited partnership interests in the OpCos. In connection with the merger, eSpeed contributed certain businesses to the OpCos in exchange for limited partnership interests in the OpCos.

The limited partnership interests of the OpCos are held by us and BGC Holdings, and the limited partnership interests of BGC Holdings are currently held by Cantor, the founding/working partners and holders of limited partnership units. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitle us to remove and appoint the general partner of BGC Holdings, and serve as the general partner of BGC Holdings, which entitles us to control BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitle the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of BGC U.S. and BGC Global, all of which entitle BGC Holdings (and thereby us) to control each of BGC U.S. and BGC Global. BGC Holdings holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

The following diagram illustrates our ownership structure as of June 17, 2011. The following diagram does not reflect the various subsidiaries of us, BGC U.S., BGC Global, BGC Holdings or Cantor, or, to the extent applicable, outstanding RSUs.

The following diagram illustrates our ownership structure as of June 17, 2011. The following diagram does not reflect the various subsidiaries of us, BGC U.S., BGC Global, BGC Holdings or Cantor, or, to the extent applicable, outstanding RSUs.

CF Group Management Inc.
Cantor Limited Partners
Cantor
Public Stockholders
• Limited Partnership Interests (40.5% of economics of BGC Holdings)
• 20.1% indirect economic interest in BGC U.S. and BGC Global
• Class A common stock (5.9% of economics and 1.6% of voting power of BGC Partners, Inc.) and Class B common stock (29.1% of economics and 80.4% of voting power of BGC Partners, Inc.)
• 17.6% indirect economic interest in BGC U.S. and BGC Global
• Class A common stock (65.1% of economics and 18.0% of voting power of BGC Partners, Inc.)
• 32.8% indirect economic interest in BGC U.S. and BGC Global
BGC Partners, Inc.
• Limited Partnership Interests (50.4% of economics of BGC U.S.)
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (50.4% of economics of BGC Global)
Limited Partners and Founding/Working Partners
• Limited Partnership Interests (59.5% of economics of BGC Holdings)
• 29.5% indirect economic interest in BGC U.S. and BGC Global
BGC Holdings
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (49.6% of economics of BGC U.S.)
• General Partnership Interests (controlling interest)
• Special Voting Limited Partnership Interest
• Limited Partnership Interests (49.6% of economics of BGC Global)
BGC U.S.
BGC Global

*

Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, if Cantor converted all of its Class B common stock into Class A common stock, Cantor would hold 34.9% of the voting power and the public stockholders would hold 65.1% of the voting power (and the indirect economic interests in BGC U.S. and BGC Global would remain unchanged). The diagram reflects the exchange by Cantor on May 5, 2011 of 9,000,000 Cantor units for 9,000,000 shares of our Class A common stock and the subsequent distribution by Cantor of 3,109,355 of such shares pursuant to distribution rights. The diagram also reflects the exchange by Cantor on May 6, 2011 of 9,000,000 Cantor units for 9,000,000 shares of our Class B common stock. In addition, the diagram reflects the issuance and donation of 443,686 shares of our Class A common stock by us to The Cantor Fitzgerald Relief Fund in connection with our

2010 Charity Day. The diagram does not reflect Cantor’s economic interest in the convertible notes or the 22,074,423 shares of our Class A common stock acquirable by Cantor upon conversion thereof. If Cantor converted all of the convertible notes into shares of our Class A common stock, Cantor would hold 82.9% of the voting power and the public stockholders would hold 17.1% of the voting power (and its indirect economic interests in each of BGC U.S. and BGC Global would be 43.0%). Further, the diagram does not reflect (i) the 10,000,000 shares of our Class A common stock that may in the future be sold pursuant to this prospectus; (ii) the 3,766,090 shares of our Class A common stock that may be sold pursuant to the September 2010 sales agreement, and any shares of our Class A common stock remaining after the sale of such 3,766,090 shares, pursuant to our shelf Registration Statement on Form S-3 (File No. 333-166564); or (iii) the 20,000,000 shares of our Class A common stock that may be sold pursuant to our shelf Registration Statement on Form S-4 (File No. 333-169232). For purposes of the diagram and this paragraph, Cantor’s percentage ownership also includes CFGM’s percentage ownership.

Dividend Reinvestment and Stock Purchase Plan

The Plan provides holders of shares of our common stock with a convenient and cost-effective method to purchase shares of our Class A common stock by reinvesting the cash dividends paid on all or a portion of their shares of our common stock in shares of our Class A common stock. Holders of shares our common stock may also purchase shares of our Class A common stock under the Plan through Optional Cash Purchases of not less than $100 per month and not more than $10,000 per month (except in cases covered by approved requests for waiver, which we refer to as ”Requests for Waiver”). Persons who are not currently holders of shares of our common stock may make Initial Cash Purchases of not less than $500 and not more than $10,000 (except in cases covered by approved Requests for Waiver) to purchase shares of Class A common stock under the Plan. The price to be paid for each share of our Class A common stock purchased directly from us under the Plan will be the volume-weighted average sales price per share of our Class A common stock reported on the Nasdaq Stock Market as described herein less a discount rate ranging from 0% to 3%. The price of a share of our Class A common stock purchased on the open market or in privately negotiated transactions will be the volume-weighted average price paid per share of our Class A common stock as described herein, subject to any discount rate, plus any fees and commissions. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in shares of our Class A common stock. We may also use the Plan to raise additional capital through direct sales of shares of our Class A common stock to existing holders of shares of our common stock or new investors. Please see “Description of the Plan” beginning on page 10 of this prospectus.

The Plan is administered by the Administrator, which will be American Stock Transfer & Trust Company, LLC, or any successor bank or trust company that we may from time to time designate. Certain of the administrative support to the Administrator may be performed by its designated affiliates.

Executive Offices

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters are located at 1 Churchill Place, Canary Wharf, London E14 5RD, United Kingdom. Our telephone number is (212) 610-2200. Our website is located at www.bgcpartners.com and our email is info@bgcpartners.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

An investment in shares of our Class A common stock involves risks. You should consider carefully the “Risk Factors” section of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, as well as the other information included in this prospectus and any prospectus supplement, before making an investment decision. Any of the risk factors could significantly and negatively affect our businesses, financial condition, results of operations, cash flows and prospects and the trading price of our Class A common stock. You could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares of our Class A common stock that we offer by this prospectus pursuant to the Plan for general corporate purposes, including, but not limited to, financing our existing businesses and operations, expanding our businesses and operations through additional broker hires, strategic alliances and acquisitions, and repurchasing shares of our Class A common stock or purchasing limited partnership interests in BGC Holdings or other equity interests in our subsidiaries from Cantor, our executive officers, other employees, partners and others. We may use the net proceeds of this offering directly for such purposes, or contribute a portion of the net proceeds to BGC U.S. and/or BGC Global in consideration for BGC U.S. limited partnership interests and/or BGC Global limited partnership interests, which Opcos may in turn use the proceeds for such purposes.

We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, for such purposes.

DIVIDEND POLICY

Our board of directors has authorized a dividend policy which provides that we expect to pay not less than 75% of our “post-tax distributable earnings per fully diluted share” as cash dividends to our common stockholders, with the balance of such distributable earnings to be available to repurchase shares of our Class A common stock or purchase BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners and others. Please see below for a detailed definition of “post-tax distributable earnings per fully diluted share.”

Our board of directors and our audit committee have authorized repurchases of shares of our Class A common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries as part of this policy, including those held by Cantor, our executive officers, other employees, partners and others, at the volume-weighted average price, to the extent available, of such securities on the date on which such repurchase or purchase is made. As of June 17, 2011, we had approximately $51.7 million remaining under this authorization and may continue to actively make repurchases or purchases, or cease to make such repurchases or purchases, from time to time.

We expect to pay such dividends, if and when declared by our board of directors, on a quarterly basis. The dividend to our common stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

The declaration, payment, timing and amount of any future dividends payable by us will be at the sole discretion of our board of directors. We are a holding company, with no direct operations, and therefore we are able to pay dividends only from our available cash on hand and funds received from distributions from BGC U.S. and BGC Global. Our ability to pay dividends may also be limited by regulatory considerations as well as by covenants contained in future financing or other agreements. In addition, under Delaware law, dividends may be payable only out of surplus, which is our net assets minus our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Accordingly, any unanticipated accounting, tax, regulatory or other charges against net income may adversely affect our ability to declare dividends. While we intend to declare and pay dividends quarterly, there can be no assurance that our board of directors will declare dividends at all or on a regular basis or that the amount of our dividends will not change.

Certain Definitions

“Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings” are supplemental measures of operating performance that are used by our management to evaluate the financial performance of us and our subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners and its common stockholders, as well as to holders of BGC Holdings limited partnership interests, during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by us, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect our ordinary operating results.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of our non-cash earnings or losses related to our equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

“Pre-tax distributable earnings” are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners Old Co with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion;

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs; and

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of limited partnership interests and certain one-time or non-recurring items, if any.

Beginning with the first quarter of 2011, our definition of distributable earnings has been revised to also exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect, our presentation of prior periods. Our management believes that excluding these gains and charges best reflects our operating performance.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted -average number of fully diluted shares for the period.

•

In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution, but will exclude quarterly interest expense, net of tax, associated with the convertible notes.

Each quarter, the dividend to common stockholders is expected to be determined by our board of directors with reference to post-tax distributable earnings per fully diluted share. In addition to the quarterly dividend to our common stockholders, we expect to pay a pro rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of post-tax distributable earnings per fully diluted share.

Certain employees who are holders of RSUs are granted pro rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flows from operations or income (loss) for fully diluted shares. We view distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund our operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of our GAAP financial results. However, management believes that they help provide investors with a clearer understanding of our financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of our financial performance should be considered together.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGCP.” There is no public trading market for our Class B common stock, which is held by Cantor and CFGM. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of our Class A common stock on the Nasdaq Global Select Market.

We paid quarterly dividends on our common stock of $0.09, $0.09, $0.08, $0.06, $0.14, $0.14, $0.14, $0.14 and $0.17 for the first, second, third and fourth quarters of 2009 and 2010 and for the first quarter of 2011, respectively.

	High	Low
2011
First Quarter	$10.07	$7.72
Second Quarter (through June 17)	$9.75	$7.33

2010
First Quarter	$6.47	$3.72
Second Quarter	$6.97	$5.05
Third Quarter	$6.03	$4.69
Fourth Quarter	$8.76	$5.95

2009
First Quarter	$3.24	$1.40
Second Quarter	$4.05	$2.18
Third Quarter	$4.74	$3.78
Fourth Quarter	$5.66	$4.13

On June 17, 2011, the closing sales price of our Class A common stock on the Nasdaq Global Select Market was $7.81. As of June 17, 2011, there were 339 holders of record of our Class A common stock and two holders of record of our Class B common stock.

DESCRIPTION OF THE PLAN

The Plan, which is described in the following questions and answers, offers a variety of convenient, cost-effective methods to make it easier for you to invest in shares of our Class A common stock. Your participation in the Plan is entirely voluntary, and you may terminate your Plan participation at any time.

1. What is the purpose of the Plan?

The Plan provides holders of shares of our common stock with a convenient and cost-effective method to purchase shares of our Class A common stock by reinvesting the cash dividends paid on all or a portion of their shares of our common stock in shares of our Class A common stock. You must reinvest at least 10% of the shares of our common stock in your Plan account for it to be considered a dividend reinvestment account under the Emergency Economic Stabilization Act of 2008 enacted by the United States Congress. Holders of shares of our common stock may also invest funds in shares of our Class A common stock under the Plan through Optional Cash Purchases of not less than $100 per month and not more than $10,000 per month (except in cases covered by approved requests for waiver, which we refer to as ”Requests for Waiver,” as discussed in Questions 10 and 11). Persons who are not currently holders of shares of our common stock may make Initial Cash Purchases of not less than $500 and not more than $10,000 (except in cases covered by approved Requests for Waiver) to purchase shares of our Class A common stock under the Plan. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in shares of our Class A common stock. We may also use the Plan to raise additional capital through direct sales of shares of our Class A common stock to existing holders of shares of our common stock or new investors. Our ability to approve Requests for Waiver to waive limitations applicable to the amounts that participants in the Plan, which we refer to as “Participants,” may invest pursuant to Cash Purchases (as defined below) will allow for these sales.

2. Who administers the Plan?

American Stock Transfer & Trust Company, LLC, which we refer to as the “Administrator,” administers the Plan. As the agent for Participants, the Administrator will establish an account for each Participant under the Plan and will send each Participant a statement of his or her Plan account confirming any transaction and the resulting share balance in the account, as well as quarterly statements containing year-to-date summaries of the account. The Administrator also performs other duties related to the Plan, including the safekeeping of shares of our Class A common stock purchased for Participants. See Question 13. The Administrator also acts as the transfer agent and registrar for our common stock.

3. What investment options are available under the Plan?

If you are a holder of shares of our common stock and elect to participate in the Plan, you may have cash dividends paid on all or a portion of your shares of our common stock automatically reinvested in shares of our Class A common stock. See Question 8. You may also make Optional Cash Purchases to purchase shares of our Class A common stock, subject to a minimum investment of $100 per month and a maximum investment of $10,000 per month. If you are a new investor, you may make an Initial Cash Purchase, subject to a minimum investment of $500 and a maximum investment of $10,000. See Question 9. We may permit Optional Cash Purchases and Initial Cash Purchases, which we refer to collectively as “Cash Purchases,” in greater amounts pursuant to Requests for Waiver, in our sole discretion. See Questions 10 and 11.

Shares of our Class A common stock purchased by the Administrator under the Plan may be, in our sole discretion, shares purchased directly from us, or shares purchased in the open market or in privately negotiated transactions. We may, without prior notice to Participants, change our determination that shares of our Class A common stock will be purchased by the Administrator directly from us, or in the open market or in privately negotiated transactions.

We may also establish a discount rate ranging from 0% to 3% below the relevant market price for shares of our Class A common stock purchased under the Plan. Any discount rate that we may establish with respect to Cash Purchases of $10,000 or less per month may differ from any discount rate that we may establish with respect to the reinvestment of dividends. We may change or discontinue any discount rate that we may establish, from time to time in our sole discretion, without prior notice to Participants, after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. We may establish a different discount rate ranging from 0% to 3%, which we refer to as the “Waiver Discount,” with respect to shares purchased from us for Cash Purchases exceeding $10,000 per month that we have approved pursuant to Requests for Waiver.

4. What are the advantages and disadvantages of participating in the Plan?

The primary advantages of participating in the Plan are as follows:

•	Shares of our Class A common stock may be purchased under the Plan at a discount rate from the relevant market price ranging from 0% to 3%.

•

You may automatically reinvest cash dividends paid on all or a portion of your shares of our common stock in shares of our Class A common stock. If you choose to reinvest cash dividends, you must reinvest dividends on at least 10% of the shares of our common stock in your Plan account.

•

You may also invest in shares of our Class A common stock by making Cash Purchases, subject to a minimum and maximum amount. You may make Cash Purchases by check or electronic funds transfer from a pre-designated bank account or wire transfer (for Cash Purchases pursuant to approved Requests for Waiver, see Question 10). You may make Cash Purchases occasionally or at regular intervals. You may make Cash Purchases even if you do not elect to participate in the Plan’s dividend reinvestment option. You may make Cash Purchases whether you currently own shares of our common stock or are a new investor.

•

Shares of our Class A common stock purchased directly from us under the Plan will be issued without fees or commissions. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price may be adjusted to include brokerage commissions (currently $0.05 per share).

•

Your funds are subject to full investment under the Plan because your Plan account will be credited with the purchase of whole shares of our Class A common stock, as well as fractional shares. Dividends will be paid not only on whole shares of our Class A common stock, but also proportionately on fractional shares in your Plan account. Dividends paid on all such shares of our Class A common stock, including fractional shares, will be used to purchase shares of our Class A common stock, unless you specify otherwise by contacting the Administrator, you withdraw from the Plan, or the Plan is terminated.

•

You may direct the Administrator to transfer, at any time at no cost to you, all or a portion of your shares of our Class A common stock in the Plan to a Plan account for another person, as long as you meet all the transfer requirements.

•

The Plan offers a “share safekeeping” service that allows you to have your ownership of shares of our Class A common stock purchased under the Plan maintained at no charge on the Administrator’s records in book-entry (uncertificated) form as part of your Plan account, if you so desire. In addition, you may deposit stock certificates for shares of our common stock with the Administrator for a $7.50 deposit fee. You may request a stock certificate from the Administrator at any time, free of charge, for any of the whole shares of our Class A common stock purchased or deposited under the Plan by instruction to the Administrator. There is no fee for this service.

•

You will receive statements containing year-to-date information on all Plan transactions and the resulting share balance in your Plan account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the Plan are as follows:

•

Your investment in shares of our Class A common stock purchased under the Plan is not different from any investment in shares of our Class A common stock that you purchase directly. We cannot assure you of a profit or protect you against a loss on your investment in shares of our Class A common stock. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares of our Class A common stock purchased under the Plan. Plan Participants must make independent decisions about participating in the Plan and investments in our Class A common stock based upon their own judgment and research.

•

If you reinvest cash dividends under the Plan, you will be treated for United States federal income tax purposes as having received a dividend on the related date of purchase of shares of our Class A common stock under the Plan, which may give rise to a tax obligation without providing you with immediate cash to pay such tax when it becomes due. In addition, discounts from the market price on purchases of shares of our Class A common stock pursuant to dividend reinvestment or Cash Purchases under the Plan will be treated as taxable dividend income to you and reported accordingly.

•

You will not know the price of the shares of our Class A common stock that you are purchasing under the Plan at the time you elect to have your dividends reinvested or authorize a Cash Purchase. You will have limited control over the specific timing of purchases and sales of shares of our Class A common stock under the Plan, and, therefore, your investments in such shares may be exposed to changes in market conditions.

•

We may, in our sole discretion, without prior notice to Participants, change our determination as to whether shares of our Class A common stock will be purchased by the Administrator directly from us, or through open market or privately negotiated transactions. We may also, without prior notice, lower or eliminate any discount rate that we have established for shares of our Class A common stock to be purchased for future investment periods. As a result, you will be unable to depend on the availability of a discount for shares of our Class A common stock purchased under the Plan.

•	No interest will be paid on funds that the Administrator holds pending investment or that may ultimately be returned to you. See Questions 9 and 11.

•

The purchase price for shares of our Class A common stock purchased under the Plan may exceed the price of acquiring shares of our Class A common stock on the open market at any given time on the actual purchase date.

•	This Plan is designed for the long-term investor in shares of our Class A common stock and does not afford the same flexibility as a stockbroker’s account.

•	Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970.

•	Commissions for open market or privately negotiated purchases of shares of our Class A common stock under the Plan may be paid to a broker-dealer that is affiliated with the Administrator.

5. Who is eligible to participate in the Plan?

Record Owners. If you are a record owner of shares of our common stock, meaning that the shares are registered in your name on our stock transfer books, you may participate immediately by completing the Enrollment Form that will appoint the Administrator as your agent and that will direct us to pay to the Administrator cash dividends, if and when declared by our board of directors, on all or a specified number of shares of our common stock in your Plan account. The Enrollment Form directs the Administrator to purchase on the relevant date of reinvestment of cash dividends, which we refer to as the “Dividend Reinvestment Date,” shares of our Class A common stock with such dividends. The Enrollment Form also directs the Administrator to purchase on the relevant date of investment of Cash Purchases, which we refer to as the “Cash Purchase Investment Date,” shares of our Class A common stock for any Cash Purchases that you choose to make, subject to a minimum investment of $100 per month and a maximum investment of $10,000 per month. The anticipated Dividend Reinvestment Dates and Cash Purchase Investment Dates for the remainder of 2011 and the first quarter of 2012 are set forth on Schedule A, subject to change in our sole discretion. The Administrator will continue to automatically reinvest all subsequent cash dividends paid on shares of our common stock that you have specified for dividend reinvestment unless you specify otherwise by contacting the Administrator, you withdraw from the Plan, or the Plan is terminated.

Beneficial Owners. If you are a beneficial owner of shares of our common stock, meaning that your shares are held through a broker, bank or other nominee, you may request that the number of shares that you wish to specify for dividend reinvestment be re-registered by your broker, bank or other nominee in your name as record owner in order to enable you to participate directly in the Plan. See the preceding paragraph, entitled “Record Owners,” for information regarding participating in the Plan as a record owner of shares of our common stock.

Alternatively, beneficial owners of shares of our common stock, who wish to continue to have their shares held through a broker, bank or other nominee, may instruct their broker, bank or other nominee to arrange participation in the Plan on the beneficial owners’ behalf. The broker, bank or other nominee should then make arrangements with its securities depository, and the securities depository will provide the Administrator with the information necessary to allow the beneficial owners to participate in the Plan through his or her broker, bank or other nominee.

Non-Stockholders. If you do not currently own any shares of our common stock, you can participate by making an Initial Cash Purchase of not less than $500 and not more than $10,000 through the Plan directly or, if you wish to purchase through a broker, bank or other nominee, have your broker, bank or other nominee contact the Administrator for instructions on how to participate on your behalf.

6. What is the source of shares of our Class A common stock to be purchased under the Plan?

All cash dividends paid on shares of our common stock reinvested through the Plan and all funds for Cash Purchases will be used to purchase, in our sole discretion, shares of our Class A common stock directly from us, or in the open market or in privately negotiated transactions. We may change our determination regarding the source of shares of our Class A common stock to be purchased at any time, in our sole discretion, without prior notice to Participants. Shares of our Class A common stock to be purchased directly from us will consist of authorized but unissued shares of our Class A common stock.

7. At what price will shares of our Class A common stock be purchased under the Plan?

With respect to cash dividend reinvestment purchases:

•

If the shares of our Class A common stock are purchased directly from us, the purchase price will be the volume-weighted average sales price per share reported on the Nasdaq Stock Market on the Dividend Reinvestment Date, subject to any discount rate (ranging from 0% to 3%) as we shall determine in our sole discretion. No fees or commissions will apply to such purchases. Any discount rate will apply uniformly to all dividend reinvestments by Participants on any given Dividend Reinvestment Date.

•

If the shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price will be the volume-weighted average price paid per share for all the shares purchased in connection with such purchases, subject to any discount rate. Any discount rate will apply uniformly to all dividend reinvestments by Participants on any given Dividend Reinvestment Date. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price to Participants may be adjusted to include brokerage commissions (currently $0.05 per share).

With respect to Cash Purchases of $10,000 or less:

•

If the shares of our Class A common stock are purchased directly from us, the purchase price will be the volume-weighted average sales price per share reported on the Nasdaq Stock Market on the Cash Purchase Investment Date, subject to any discount rate (ranging from 0% to 3%) as we shall determine in our sole discretion. No fees or commissions will apply to such purchases. Any discount rate will apply uniformly to all Cash Purchases of $10,000 or less by Participants on any given Cash Purchase Investment Date.

•

If the shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price will be the volume-weighted average price paid per share for all the shares purchased in connection with such purchases, subject to any discount rate. Any discount rate will apply uniformly to all Cash Purchases of $10,000 or less by Participants on any given Cash Purchase Investment Date. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price to Participants may be adjusted to include brokerage commissions (currently $0.05 per share).

With respect to Cash Purchases in excess of $10,000 made pursuant to approved Requests for Waiver:

•

If the shares of our Class A common stock are purchased directly from us, the purchase price will be the volume-weighted average sales price per share reported on the Nasdaq Stock Market on each trading day during the relevant Pricing Period (as defined below), subject to any Waiver Discount as we shall determine in our sole discretion, which will apply uniformly to all Cash Purchases pursuant to Requests for Waiver for a particular Pricing Period. No fees or commissions will apply to such purchases.

•

If the shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price will be will be the volume-weighted average price paid per share for the shares purchased on each trading day during the relevant Pricing Period, subject to any Waiver Discount as we shall determine in our sole discretion, which will apply uniformly to all Cash Purchases pursuant to Requests for Waiver for a particular Pricing Period. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price to Participants may be adjusted to include brokerage commissions (currently $0.05 per share).

8. How do I reinvest cash dividends under the Plan?

You can choose to reinvest the cash dividends paid on all or a portion of the shares of our common stock in your Plan account in shares of our Class A common stock, as explained below. If you choose to reinvest your cash dividends, you must reinvest dividends on at least 10% of the shares of our common stock in your Plan account. Subject to the availability of shares of our Class A common stock registered for offer and sale under the Plan, there is no limitation on the amount of cash dividends that you may reinvest. In order for you to begin participating in the Plan, the Administrator must receive your Enrollment Form on or before the record date established for a particular dividend in order for funds to be invested on the Dividend Reinvestment Date relating to that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately two weeks. A schedule of the anticipated record dates for dividend payments on shares of our common stock for the remainder of 2011 and the first quarter of 2012 is set forth on Schedule A, subject to change in our sole discretion. If the Administrator does not receive your Enrollment Form in the time period described above, your reinvestment will begin on the Dividend Reinvestment Date immediately following the next record date.

If you elect to reinvest your cash dividends, you must choose one of the following options when completing the Enrollment Form:

Full Dividend Reinvestment. You may purchase shares of our Class A common stock by reinvesting cash dividends paid on all shares of our common stock in your Plan account.

Partial Dividend Reinvestment. You may purchase shares of our Class A common stock by reinvesting cash dividends paid on a specified number of shares of our common stock in your Plan account. If you choose to reinvest cash dividends, you must reinvest dividends on at least 10% of the shares of our common stock in your Plan account. You will continue to receive cash dividends, if and when declared by our board of directors, on the remainder of the shares of our common stock in your Plan account.

You may change your reinvestment option at any time by submitting a new Enrollment Form to the Administrator.

9. How do I make Cash Purchases under the Plan?

If you already own shares of our common stock and participate in the dividend reinvestment option of the Plan, you can send the Administrator a check for Optional Cash Purchases of not less than $100 per month and not more than $10,000 per month. If you do not already participate in the dividend reinvestment option of the Plan, you can send the Administrator a completed Enrollment Form and a check for an Initial Cash Purchase of not less than $500 and not more than $10,000. You may also make Cash Purchases by electronic funds transfer from a pre-designated bank account and, for a Cash Purchase pursuant to an approved Request for Waiver (see Question 10), by wire transfer. You may also make monthly purchases of a specified dollar amount, paid for by automatic deductions from your bank account by electronic funds transfer, by electing automatic monthly deductions in your Enrollement Form, by contacting the Administrator or us or by accessing the Administrator’s website at www.amstock.com and following the simple instructions contained therein. Funds will be automatically deducted from your bank account on the 10th day of each month (or the next following business day if the 10th is not a business day). Cash Purchases may not exceed $10,000, unless we approve a Request for Waiver in writing. Please see Question 10 regarding our criteria for approving Requests for Waiver.

In order for funds to be invested on the next Cash Purchase Investment Date, you must submit to the Administrator by the designated cash purchase due date, which we refer to as the “Cash Purchase Due Date,” (i) a completed Enrollment Form (if you do not already participate in the dividend reinvestment option of the Plan); and (ii) a check, electronic funds transfer from a bank account that you designate or wire transfer (for a Cash Purchase pursuant to an approved Request for Waiver only), although we may, in our sole discretion, accept such funds after the Cash Purchase Due Date. Funds must clear before the related Cash Purchase Investment Date. Wire transfers may be used only if the Administrator approves them in advance. You may call the Administrator toll-free at (877) 854-0857 for instructions relating to electronic funds transfers and wire transfers. Checks should be made payable to “American Stock Transfer & Trust Company, LLC—BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan.”

If you submit funds for a Cash Purchase after the Cash Purchase Due Date, the Administrator will hold the funds until the next Cash Purchase Investment Date, unless you otherwise instruct the Administrator. If you decide not to make a Cash Purchase after you have submitted funds to the Administrator, you may make a written request to the Administrator no later than two business days prior to the Cash Purchase Investment Date, and funds submitted for a Cash Purchase not already invested under the Plan will be canceled or returned to you as soon as practicable. However, in the latter event, the Administrator will not refund a check until the Administrator has actually received the funds. Accordingly, such refunds may be delayed up to three weeks. No interest will be paid on funds that the Administrator holds pending investment or return to the Participant. The anticipated Cash Purchase Due Dates and Cash Purchase Investment Dates for the remainder of 2011 and the first quarter of 2012 are set forth on Schedule A, subject to change in our sole discretion.

If your check or automatic deduction is returned to the Administrator as unpaid, then the Administrator will debit the un-invested cash from your Plan account. However, if the investment has been made, then the Administrator will sell the shares of our Class A common stock that have been purchased. If the sale of the shares of our Class A common stock purchased is not sufficient to cover the return check or automatic deduction, then additional shares of our Class A common stock will be sold from your Plan account. In addition, the Administrator reserves the right to sell additional shares of our Class A common stock from your Plan account to cover all processing fees assessed.

After you have submitted an initial Enrollment Form, you do not need to submit additional Enrollment Forms. You may choose to make Cash Purchases monthly or periodically, and you may make Cash Purchases even if you do not participate in the dividend reinvestment option of the Plan.

In our sole discretion, we may aggregate all Plan accounts that we believe to be under the common control or management of a Participant for purposes of determining applicable investment limitations. We may also aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. In the event that we determine that such aggregation would exceed the limits that we have established for investment under the Plan, the Administrator will return, without interest, as promptly as practicable, any amount submitted in excess of the investment limitations.

10. How do I make Cash Purchases over the maximum monthly amount under the Plan?

Cash Purchases in excess of $10,000 per month may be made only if we have decided to consider approving Requests for Waiver in any given month and only pursuant to Requests for Waiver that we have approved in writing. For each month, the “Investor Relations” section of our website (www.bgcpartners.com/ir) will provide one of the three following sets of information regarding Cash Purchases made pursuant to Requests for Waiver:

•	that we will not be considering approving Cash Purchases made pursuant to Requests for Waiver in a given month;

•

that we will be considering approving Cash Purchases made pursuant to Requests for Waiver in a given month. If this is the case, we will provide relevant information, such as the Pricing Period; the Threshold Price, if any; the Waiver Discount, if any; and whether or not the Pricing Period Extension Feature or Continuous Settlement Feature will be activated; or

•

that we have not yet determined whether or not we will be considering approving Cash Purchases made pursuant to Requests for Waiver in a given month. If this is the case, we will provide a date later in the month when our website will provide information regarding whether or not we will be considering approving Cash Purchases made pursuant to Requests for Waiver in that month.

We must receive Requests for Waiver on the Request for Waiver Form, which can be obtained on the Administrator’s website (www.amstock.com), at our corporate address, or via facsimile at (212) 308-6982, no later than 2:00 p.m. Eastern Time, on the second business day prior to the first trading day of the Pricing Period. We anticipate that we will respond to each Request for Waiver by the close of business (5:00 p.m. Eastern Time) on the second business day prior to the first trading day of the Pricing Period. Unless we agree otherwise, no later than the first business day prior to the first day of the Pricing Period, the Administrator must receive good funds by check, electronic funds transfer or wire transfer as directed on the Request for Waiver form, which must be approved by us.

We have the sole discretion to approve or reject any Requests for Waiver during any given month. In deciding whether to approve Requests for Waiver, we will consider relevant factors, including, but not limited to, whether the Plan is then acquiring shares directly from us or acquiring shares in the open market or in privately negotiated transactions, our need for additional funds, the attractiveness of obtaining such additional funds through the sale of shares of our Class A common stock through the Plan as compared to other sources of funds, the purchase price likely to apply to any sale of shares of our Class A common stock under the Plan, the applicant submitting the request, the extent and nature of such applicant’s prior participation in the Plan, the number of shares of our Class A common stock held by such applicant, the Pricing Period, and the aggregate amount of Cash Purchases for which Requests for Waiver have been submitted by all applicants. If such Requests for Waiver are submitted for any particular month for an aggregate amount in excess of the amount we are then willing to accept, we may honor such Requests for Waiver in order of receipt, pro rata or by any other method that we, in our sole discretion, determine to be appropriate.

11. What terms and provisions apply to Cash Purchases made pursuant to Requests for Waiver?

Pricing Period. In any month in which we decide to consider approving Requests for Waiver, we will specify a pricing period, which we refer to as the “Pricing Period,” that will consist of a number of separate days during which shares of our Class A common stock trade on the Nasdaq Stock Market. An equal proportion of your Cash Purchase pursuant to an approved Request for Waiver will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. We will specify the Pricing Period (i.e., the date on which the Pricing Period will begin and end) for a given month under the “Investor Relations” section of our website (www.bgcpartners.com/ir). In any month in which we decide to consider approving Requests for Waiver, there will be only one Pricing Period in that month.

In addition, we may elect to activate for any particular Pricing Period a pricing period extension feature that will provide that the Pricing Period will be extended by the number of trading days that the Threshold Price (described below) is not satisfied, or on which there are no trades of our Class A common stock reported on the Nasdaq Stock Market, subject to a maximum of five trading days. We refer to this feature as the “Pricing Period Extension Feature.” If we elect to activate the Pricing Period Extension Feature and the Threshold Price is satisfied for any additional trading day that has been added to such Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our Class A common stock were not reported. For example, if the Pricing Period is 10 trading days, and the Threshold Price is not satisfied for three out of those 10 trading days in the Pricing Period, and we had previously announced at the time of the Request for Waiver approval that the Pricing Period Extension Feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then funds will be invested on those three trading days (or a subset thereof) in lieu of the three days during the Pricing Period on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the Cash Purchases pursuant to Requests for Waiver will be invested in that month.

Threshold Price. In any month in which we decide to consider approving Requests for Waiver, we may establish a minimum purchase price per share of our Class A common stock, which we refer to as the “Threshold Price,” applicable to shares purchased pursuant to any Requests for Waiver that we approve in that month. We will establish any Threshold Price in our sole discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds. The Threshold Price will be a stated dollar amount that the volume-weighted average sales prices per share of our Class A common stock as reported on the Nasdaq Stock Market for each trading day of the Pricing Period in any approved Request for Waiver must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price of all Cash Purchases made pursuant to approved Requests for Waiver during such Pricing Period any trading day within such Pricing Period for which the Threshold Price is not satisfied. For each trading day of the relevant Pricing Period on which the Threshold Price is not satisfied, the Administrator will return a pro rata portion of the Participant’s investment funds to the Participant without interest. Thus, for example, if the Threshold Price is not satisfied for three trading days out of a 12-day Pricing Period, then three-twelfths (i.e., 25%) of the Participant’s investment funds will be returned to the Participant without interest.

Waiver Discount. In any month in which we decide to consider approving Requests for Waiver, we may establish a discount rate, which we refer to as a “Waiver Discount,” applicable to shares of our Class A common stock purchased pursuant to a Request for Waiver that we approve in that month. The Waiver Discount will range from 0% to 3% and is subject to change for future pricing periods or complete discontinuance, in our sole discretion, without prior notice to applicants, after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. The Waiver Discount will apply uniformly to all Cash Purchases made pursuant to all approved Requests for Waiver for a particular Pricing Period.

Settlement. Shares of our Class A common stock purchased pursuant to Requests for Waiver will be posted to your Plan account within three business days following the end of the Pricing Period. Alternatively, in the case where shares of our Class A common stock will be purchased directly from us pursuant to Requests for Waiver, we may elect to activate a continuous settlement feature, which we refer to as the “Continuous Settlement Feature,” pursuant to which shares of our Class A common stock will be posted to your Plan account within three business days following each separate trading day beginning on the first trading day in the Pricing Period and ending on the final trading day in the Pricing Period, with an equal amount of funds being invested on each trading day, subject to the qualifications set forth above. Each trading day’s purchases will based on the volume-weighted average sales price for the trading day (as described above) relating to each of the trading days during the Pricing Period. We will state in any approved Request for Waiver whether we have elected to activate the Continuous Settlement Feature for such Pricing Period.

12. How do you determine the discount rate, if any, for purchases of shares of Class A common stock under the Plan?

At least three business days prior to the Dividend Reinvestment Date each quarter and Cash Purchase Investment Date each month, we will determine the discount rate, if any, for purchases of shares of our Class A common stock under the Plan. We may change or discontinue such discount rate, which will range from 0% to 3%, at any time and without prior notice, after we review current market conditions, the level of participation in the Plan, and our current and projected capital needs. We may establish different Waiver Discounts ranging from 0% to 3% for shares of our Class A common stock for Cash Purchases exceeding $10,000 per month that we have approved pursuant to Requests for Waiver (see Question 11). You may call the Administrator toll-free at (877) 854-0857 regarding the discount rates for dividend reinvestments and Cash Purchases, if any, including the Waiver Discount, if any, for Requests for Waiver.

13. Will I receive certificates for shares of Class A common stock purchased under the Plan?

No. Because the Plan provides for share safekeeping, the Administrator will register shares of our Class A common stock purchased under the Plan in your name in book-entry (uncertificated) form and maintain them in your Plan account at no cost to you. Safekeeping protects your shares against loss, theft or destruction of the certificate. Each certificate issued will be registered in the name or names in which the account is maintained, unless you otherwise instruct the Administrator in writing. If the certificate is to be issued in a name other than the name on your Plan account, you must have your signature guaranteed by a commercial bank or a broker. Certificates for fractional shares of our Class A common stock purchased under the Plan will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of our Class A common stock purchased under the Plan and will automatically be reinvested unless you specify otherwise to the Administrator, you withdraw from the Plan, or the Plan is terminated.

You may deposit currently held certificates representing shares of our Class A common stock registered in your name with the Administrator under the Plan, thus protecting your shares against loss, theft or destruction of the certificate. There is a deposit fee of $7.50 for this service.

You may request a stock certificate from the Administrator at any time, free of charge, for any of the whole shares of our Class A common stock purchased or deposited under the Plan by instruction to the Administrator. There is no fee for this service.

You may not pledge or assign shares of our Class A common stock purchased under the Plan or deposited with the Administrator, and any attempted pledge or assignment will be void. If you wish to pledge or assign such shares, you must first withdraw the shares from your Plan account.

14. Can I transfer or give gifts of shares of Class A common stock purchased under the Plan or deposited with the Administrator to others?

Yes, you may transfer or give gifts of shares of our Class A common stock purchased under the Plan or deposited with the Administrator to anyone you choose by requesting a gift/transfer form from the Administrator, at any time and at no cost to you, and submitting the completed form to the Administrator.

15. How do I sell shares of Class A common stock purchased under the Plan or deposited with the Administrator?

You can sell shares of our Class A common stock purchased under the Plan or deposited with the Administrator by contacting the Administrator. The Administrator will record sales orders on the date of receipt and process them as soon as practicable after receipt. The Administrator will send you a check for the proceeds of the sales less any applicable fees or commissions and any required tax withholdings. The Administrator will not issue you a check if the amount of the sale proceeds is less than the amount of the applicable fees or commissions and taxes. Currently, the Administrator charges a fee of $15.00 per transaction for the sale of full and/or fractional shares and a commission of $0.05 per share. All fees are subject to change at any time.

16. How can I vote shares of Class A common stock purchased under the Plan or deposited with the Administrator?

You will receive proxy materials for all shares of our Class A common stock, full and fractional, purchased under the Plan or deposited with the Administrator. You may vote your shares by any means specified in the proxy materials.

17. If the Company has a stock dividend, stock split or a rights offering related to shares of Class A common stock, how will my entitlement be computed?

Any stock dividends or stock split shares that we distribute on shares of our Class A common stock purchased under the Plan or deposited with the Administrator will be credited to your Plan account. In the event that we initiate a rights offering to sell additional shares of our Class A common stock or other securities to our existing stockholders, you will receive appropriate instructions in connection with all such rights directly from the Administrator in order to permit you to determine what action to take. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, rights offering or other corporate action.

18. How will I keep track of investments in my Plan account?

The Administrator will send you a transaction notice confirming the details of each Plan transaction you make and itemizing year-to-date investment activity and resulting share balance, within a reasonable time after such transaction. The Administrator will also send you quarterly statements summarizing year-to-date investment activity and setting forth the share balance in your Plan account.

19. What are the principal United States federal income tax consequences with respect to participation in the Plan?

The following is a brief summary of some of the principal United States federal income tax consequences of your participation in the Plan:

•

Dividend Income. In general, dividends paid on shares of our Class A common stock are taxable to you as dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that such dividends exceed our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your basis in your shares, but not below zero, and then will be treated as gain from the sale of such shares. Some corporate stockholders may be entitled to a “dividends received” deduction with respect to amounts treated as ordinary dividend income.

If you participate in the dividend reinvestment option of the Plan and your reinvested dividends are used to purchase newly issued shares of our Class A common stock, your dividend for U.S. federal income tax purposes will be equal to the fair market value of our Class A common stock that you receive pursuant to such reinvestment under the Plan. As described above, the reinvested dividend will be treated as a taxable dividend to you to the extent paid from our current or accumulated earnings and profits and thereafter as a return of capital and/or gain from the sale of your shares of Class A common stock under the Plan. Dividends that are reinvested in shares of our Class A common stock purchased in the open market will be treated as a taxable dividend to you in an amount equal to the purchase price of such shares (to the extent paid from our current or accumulated earnings and profits and thereafter as a return of capital and/or gain from the sale of your shares).

•

Optional Cash Purchases. If you participate in the Plan’s dividend reinvestment option and you make Optional Cash Purchases in shares of our Class A common stock under the Plan, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the excess, if any, of the fair market value of the Class A common stock purchased over the amount of your Optional Cash Purchase, taking into account any discount rate, including a Waiver Discount. This distribution will be treated as a taxable dividend to you to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The U.S. federal income tax consequences of purchasing shares of our Class A common stock pursuant to Cash Purchases at a discount rate, including a Waiver Discount, through the Plan are not entirely clear if you make Cash Purchases but do not participate in the Plan’s dividend reinvestment option. In light of this uncertainty, we intend to treat Participants in this situation as having received a distribution in an amount equal to the excess, if any, of the fair market value of the Class A common stock purchased over the amount of Cash Purchase, taking into account any discount rate, including a Waiver Discount. This distribution will be treated as a taxable dividend to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because such tax treatment is unclear, no assurance can be given of the position that the Internal Revenue Service, which we refer to as the “IRS,” would take in this regard, and Participants in this situation should consult their tax advisers to determine how to treat such Cash Purchases for federal income tax purposes.

•

Tax Basis and Holding Period of Shares. Your tax basis in the shares of our Class A common stock purchased under the Plan will be equal to the amount of the cash dividends and Cash Purchases, plus discounts, including Waiver Discounts, if any, from the market price of our Class A common stock included in your gross income as dividend income, applied to the purchases of such shares. Your tax holding period for the shares purchased under the Plan will begin on the day after the date the shares are purchased.

•

Gains and Losses from the Sale of Shares. You may recognize gain or loss when your shares of our Class A common stock (including fractional shares) purchased under the Plan are sold or otherwise disposed of in a taxable exchange, whether by the Administrator on your behalf or by you after withdrawal of such shares from the Plan. The amount of such gain or loss will be the difference between the amount you receive for the shares and your tax basis in such shares. Any gain or loss will be capital gain or loss, assuming you held your shares as capital assets, and will be long-term capital gain or loss if your holding period is greater than one year, at the time of the sale or disposition.

•

IRS Reports. The Administrator reports dividend income to Participants and the IRS on Form 1099-DIV. The Administrator reports the proceeds from the sale of shares of our Class A common stock under the Plan to the selling Participants and the IRS on Form 1099-B. For non-resident aliens or non-U.S. corporations, partnerships or other entities, the Administrator will report dividend income to the selling Participants and the IRS on Form 1042-S.

•

Dividends Subject to Withholding. Reinvested dividends are subject to U.S. federal backup withholding tax (currently at a rate of 28%) if you fail to provide a social security or taxpayer identification number to the Administrator. In addition, if you are a non-resident alien or a non-U.S. corporation, partnership or other entity, your dividends will be subject to U.S. federal withholding tax (currently at a rate of 30%) unless you or your intermediary provides an appropriate Form W-8 to the

Administrator documenting your entitlement to an exemption from, or a reduced rate of, withholding tax. In any case in which U.S. federal income taxes are required to be withheld, the Administrator reinvests an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the tax withheld is included in the holder’s dividend income. Each Participant is responsible for reviewing the applicable laws of his, her or its country of residence prior to purchasing any shares of our Class A common stock under the Plan.

•

Return of Capital. As noted above, it is possible that a portion of dividends paid on shares of our Class A common stock may be treated under United States federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The discussion above summarizes some of the principal United States federal income tax consequences of your participation in the Plan. It is not intended to be a complete summary of all aspects of United States federal income taxation that may be important to you. You should consult with your own tax advisors.

20. How can I terminate my participation in the Plan?

You may terminate your participation in the Plan by giving written notice of termination to the Administrator. The Administrator must receive your termination notice at least three business days prior to any Dividend Reinvestment Date or Cash Purchase Investment Date to avoid the reinvestment of any current dividends or the investment of any funds received from you for Cash Purchases. If your request to terminate your participation is received less than three business days prior to any Dividend Reinvestment Date or Cash Purchase Investment Date, then that dividend or those funds will be invested. However, all subsequent dividends will be paid out in cash on all balances.

Upon any such termination, you will receive, if applicable, a certificate for the full shares of our Class A common stock purchased or deposited under the Plan with the Administrator and a check for any fractional shares based on the current market value less any fees or commissions and transfer taxes. Thereafter, future dividends will be sent directly to you by check. If you so request, the Administrator will sell all such shares of our Class A common stock, deduct applicable fees or commissions and taxes and deliver the proceeds to you. The Administrator will not issue you a check if the amount of the sales proceeds is less than the amount of the applicable fees or commissions and taxes.

If you dispose of all shares of our Class A common stock registered in your own name, but do not give notice of termination under the Plan, the Administrator may continue to reinvest the dividends in shares of our Class A common stock until otherwise directed.

If you change your address, you must notify the Administrator immediately.

The Administrator may terminate your Plan participation by mailing you a written notice for any reason.

21. Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time in our sole discretion. We will send you a written notice of any such action as soon as practicable after we take such action. However, if we terminate the Plan for the purpose of establishing a new plan, you will automatically participate in the new plan and shares of our Class A common stock purchased under the Plan or deposited with the Administrator will be credited automatically to the new plan, unless prior to the effective date thereof the Administrator receives notice of termination of your participation.

We also reserve the right to suspend or discontinue participation in the Plan by otherwise eligible Participants, or to deny participation in the Plan by new investors, in order to eliminate or prevent practices that are not consistent with the purposes of the Plan. We and the Administrator also reserve the right to change any administrative procedures of the Plan. The Administrator may appoint a successor administrator under the Plan at any time. We also reserve the right, without notice to you, to interpret and regulate the Plan as we deem necessary or desirable in connection with its operation.

22. What are the responsibilities of the Company and the Administrator under the Plan?

Neither we nor the Administrator will be liable for any act committed in good faith or for any good faith omission to act, including, in the case of the Administrator, any claims of liability (i) arising out of failure to terminate any Participant’s participation upon such Participant’s death prior to receipt of notice in writing of such death, and (ii) with respect to the prices at which shares of our Class A common stock are purchased or sold for the Participant’s account and the times at which such purchases or sales are made.

The Administrator will mail all notices to you at your last address of record, which will satisfy the Administrator’s responsibility to give notice.

23. What if I have questions about the Plan?

You should direct any questions that you have regarding the Plan, your Plan account, the purchases and sales of shares of our Class A common stock under the Plan or the deposit or issuance of stock certificates for shares of Class A common stock to the Administrator as follows:

(For all transaction processing)

BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan

c/o American Stock Transfer & Trust Company, LLC

P.O. Box 922, Wall Street Station

New York, New York 10269-0560

(For all other questions regarding the Plan or your Plan account)

BGC Partners, Inc. Dividend Reinvestment and Stock Purchase Plan

c/o American Stock Transfer & Trust Company, LLC

ATTN: Shareholder Relations Department

6201 15th Avenue

Brooklyn, New York 11219

Toll-free telephone: (877) 854-0857

E-mail: info@amstock.com

Website: www.amstock.com

NOTE:	The hours of operation for the Shareholder Relations Department are 8:00 a.m. to 7:00 p.m. Monday through Thursday and 8:00 a.m. to 8:00 p.m. Friday (Eastern Time).

If you wish to contact us directly, you may call:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Telephone: (212) 610-2426

Fax: (212) 308-6982

Website: www.bgcpartners.com/ir

24. What are the current Plan Service Fees?

Enrollment fee for new investors:	None

Purchase of shares from the Company:	None

Purchase of shares in the open market or in privately negotiated transactions:	$0.05 per share

Sale of shares (partial or full):	$15.00 per transaction and $0.05 per share

Termination fee:	$15.00 per transaction

Gift or transfer of shares:	None

Deposit of stock certificates:	$7.50 per deposit

Issuance of share certificates:	None

Returned checks for insufficient funds or rejected automatic deductions:	$25.00

Duplicate statements:	$25.00 (current year free)

The Administrator will deduct the applicable fees or commissions from funds available to purchase shares of our Class A common stock or from the proceeds from a sale of shares.

We and the Administrator reserve the right to amend or modify this Plan Service Fee schedule at any time and from time to time.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. Copies of our certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our Capital Stock

The following descriptions of our Class A common stock, Class B common stock and preferred stock and the relevant provisions of our certificate of incorporation and bylaws are summaries thereof and are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and applicable law. Our certificate of incorporation and bylaws are each an amendment and restatement of the eSpeed certificate of incorporation and bylaws.

Our authorized capital stock consists of 600 million shares of common stock, consisting of 500 million shares of our Class A common stock, par value $0.01 per share, and 100 million shares of our Class B common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

Common Stock

As of June 17, 2011, there were 85,046,403 shares of our Class A common stock outstanding and 34,848,107 shares of our Class B common stock outstanding. The holders of our Class A common stock are generally entitled to one vote per share on all matters to be voted upon by the stockholders as a group, entitling holders of our Class A common stock to approximately 19.6% of our voting power as of such date, and do not have cumulative voting rights. The holders of our Class B common stock are generally entitled to ten votes per share on all matters to be voted upon by the stockholders as a group, entitling holders of our Class B common stock to 80.4% of our voting power as of such date, and do not have cumulative voting rights. Cantor and CFGM, the managing general partner of Cantor and an entity controlled by our Chairman and Chief Executive Officer, Howard W. Lutnick, are the only holders of our Class B common stock. Our Class B common stock generally votes together with our Class A common stock on all matters submitted to the vote of our Class A common stockholders.

Each share of our Class A common stock is equivalent to a share of our Class B common stock for purposes of economic rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy” and “Price Range of Class A Common Stock.” In the event of our liquidation, dissolution or winding up, the holders of shares of our Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding.

Shares of our Class A common stock are not subject to any conversion right. Our certificate of incorporation provides that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of our Class A common stock. Each share of our Class B common stock will automatically convert into one share of our Class A common stock upon any sale, pledge or other transfer, which we refer to as a “transfer,” whether or not for value, by the initial registered holder, other than any transfer by the initial holder to (1) Cantor, (2) any entity controlled by Cantor or by Mr. Lutnick and (3) Mr. Lutnick, his spouse, his estate, any of his descendants, any of his relatives or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives.

Any holder of shares of our Class B common stock may pledge his, her or its shares of Class B common stock, as the case may be, to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge of shares of our Class B common stock meeting these requirements, the pledged shares will not be converted automatically into shares of our Class A common stock. If the pledged shares of our Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of our Class A common stock upon the occurrence of that action. The automatic conversion provisions in our certificate of incorporation may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of our Class A common stock.

None of the shares of our Class A common stock or Class B common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to shares of our Class A common stock or Class B common stock. All outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority to cause us to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series, without further vote or action by the stockholders. The issuance of our preferred stock pursuant to such “blank check” provisions may have the effect of delaying, deferring or preventing a change of control of us without further action by our stockholders and may adversely affect the voting and other rights of the holders of shares of our Class A common stock. At present, we have no plans to issue any preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation, Bylaws and the Convertible Notes

Some provisions of the Delaware General Corporation Law, which we refer to as the “DGCL,” and our certificate of incorporation, bylaws and the convertible notes could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also primarily designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, or was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the prior three years, other than “interested stockholders” prior to the time our Class A common stock was traded on the Nasdaq Stock Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of our Class A common stock.

Certificate of Incorporation and Bylaws

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, or in the event the Chairman of our board of directors is unavailable, by the Chief Executive Officer or by the holders of a majority of the voting power of our Class B common stock, which is held by Cantor and CFGM. In addition, as discussed above, our certificate of incorporation permits us to issue “blank check” preferred stock.

Our bylaws require advance written notice prior to a meeting of our stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by our Secretary not later than 120 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting. Our bylaws provide that all amendments to our bylaws must be approved by either the holders of a majority of the voting power of all of our outstanding capital stock entitled to vote or by a majority of our board of directors.

The Convertible Notes

Pursuant to the terms of our convertible notes, holders of the convertible notes will have the right to require us to repurchase all or a portion of such notes upon the occurrence of a “fundamental change” (as defined in the Indenture governing the convertible notes) at 100% of their principal amount, plus accrued and unpaid interest. In addition, if a “make-whole fundamental change occurs” (as defined in the Indenture) prior to maturity of the convertible notes, under certain circumstances we will increase the conversion rate by a number of additional shares of our Class A common stock (as set forth in a table in the Indenture) for convertible notes converted in connection with such “make-whole fundamental change.” The fundamental change purchase rights and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of us and/or the removal of incumbent management that might otherwise be beneficial to investors. In addition, to the extent that Cantor or its affiliates continue to hold the convertible notes, these provisions may enhance Cantor’s control of us even if Cantor were to reduce its voting power in us by, among other things, converting shares of our Class B common stock held by it into shares of our Class A common stock or selling or distributing shares of our Class A common stock.

Corporate Opportunity

Our certificate of incorporation provides that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders, including with respect to a corporate opportunity, except as described below. To the extent that any representative of a Cantor Company also serves as our director or officer, such person will owe fiduciary duties to us in his or her capacity as our director or officer. In addition, none of any Cantor Company or any of their respective representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us, or doing business with any of our clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of ours and a representative of a Cantor Company expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company and expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunity, the self-interest of a Cantor Company or their respective representatives will be brought into conflict with our self-interest.

Corporate Governance Matters

See “Certain Relationships and Related Transactions, and Director Independence—The Merger and the Merger Agreement—Corporate Governance Matters,” “Certain Relationships and Related Transactions, and Director Independence—The Merger and the Merger Agreement—Amendment and Waiver” and “Certain Relationships and Related Transactions, and Director Independence—Separation Agreement” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which we incorporate herein by reference.

Other Rights

See “Certain Relationships and Related Transactions, and Director Independence—Separation Agreement—New BGC Partners” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which we incorporate herein by reference.

Registration Rights

We entered into a registration rights agreement with Cantor dated December 9, 1999 in connection with eSpeed’s formation. We also assumed in connection with the merger the obligations of BGC Partners OldCo under its registration rights agreement with Cantor dated March 31, 2008. For a description of such registration rights available to Cantor, see “Certain Relationships and Related Transactions, and Director Independence—Registration Rights Agreements” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which we incorporate herein by reference. In addition, in connection with the issuance of the convertible notes to Cantor, we entered into a registration rights agreement with Cantor dated April 1, 2010. For a description of these additional registration rights available to Cantor, see “Certain Relationships and Related Transactions, and Director Independence—Convertible Notes” in our Annual Report on Form 10-K for the year ended December 31, 2010, which we incorporate herein by reference.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases shares of our Class A common stock in open market or in privately negotiated transactions, the shares of our Class A common stock purchased under the Plan will be issued and sold directly by us through the Plan. Participants will pay no fees or commissions in connection with purchases of shares directly from us pursuant to the Plan. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price to Participants may be adjusted to include brokerage commissions (currently $0.05 per share).

In connection with the administration of the Plan, we may be requested to approve purchases made pursuant to Requests for Waiver by applicants that may be engaged in the securities business. Any such persons that purchase shares of our Class A common stock pursuant to Requests for Waiver through the Plan and resell them shortly after purchasing them, including coverage of short positions under certain circumstances, may be participating in a distribution of such shares that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a Participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Class A common stock so purchased.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered pursuant to this prospectus has been passed upon for us by Stephen M. Merkel, our Executive Vice President, General Counsel and Secretary. Mr. Merkel’s address is c/o BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. As of June 17, 2011, Mr. Merkel owned (i) 33,884 shares of our Class A common stock held directly by Mr. Merkel, (ii) 344,000 shares of our Class A common stock subject to options currently exercisable or exercisable within 60 days, (iii) 8,543 shares of our Class A common stock held in Mr. Merkel’s 401(k) account, and (iv) 2,250 shares of our Class A common stock beneficially owned by Mr. Merkel’s spouse. Mr. Merkel has in the past and may in the future sell shares of our Class A common stock back to us, including shares distributed to him by Cantor or acquired by him through the exercise of options or otherwise.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited the consolidated financial statements and financial statement schedule of BGC Partners, Inc. included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the effectiveness of internal control over financial reporting of BGC Partners, Inc. as of December 31, 2010, as stated in their reports thereon, included therein, which are incorporated by reference in this prospectus. Such consolidated financial statements and financial statement schedule of BGC Partners, Inc. are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.bgcpartners.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D filed on behalf of Cantor, our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 16, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed on May 10, 2011;

•	our Current Report on Form 8-K filed on February 17, 2011 (other than as indicated therein);

•	our Current Report on Form 8-K filed on February 23, 2011;

•	our Current Report on Form 8-K filed on May 5, 2011 (other than as indicated therein);

•	our Current Report on Form 8-K filed on June 17, 2011 (other than as indicated therein);

•	our Registration Statement on Form 8-A filed on November 18, 1999;

•	our Amendment No. 1 to Registration Statement on Form 8-A/A filed on March 7, 2001; and

•

all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission file number 0-28191) after (i) the date of this registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offerings of the shares of our Class A common stock described in this prospectus.

Any statement contained in this prospectus or any subsequent prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain copies of these documents, at no cost to you, from our website (www.bgcpartners.com), or by writing or telephoning us at the following address:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

Schedule A

BGC PARTNERS, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

CALENDAR FOR CASH PURCHASES OF $10,000 OR LESS*

Cash Purchase Due Date	Cash Purchase Investment Date

July 15, 2011	July 25, 2011

August 15, 2011	August 25, 2011

September 15, 2011	September 26, 2011

October 17, 2011	October 27, 2011

November 15, 2011	November 25, 2011

December 15, 2011	December 27, 2011

January 17, 2012	January 27, 2012

February 15, 2012	February 27, 2012

March 15, 2012	March 26, 2012

CALENDAR FOR REINVESTMENTS OF DIVIDENDS PAID ON COMMON STOCK*

Record Date	Dividend Reinvestment Date

August 8, 2011	August 22, 2011

November 10, 2011	November 21, 2011

March 6, 2012	March 20, 2012

*These are anticipated dates, which are subject to change in BGC Partners’ sole discretion.

BGC PARTNERS, INC.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the offering and sale of the shares of Class A common stock being registered, all of which will be paid by BGC Partners, Inc. (the “Registrant”). All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

Amount
SEC registration fee	$10,867
Printing and engraving expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Transfer agent and registrar fees and expenses	3,000
Miscellaneous	6,133

Total	$85,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws provide for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 16.	Exhibits.

The Exhibit Index beginning on page II-6 is hereby incorporated by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BGC Partners, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on June 20, 2011.

BGC PARTNERS, INC.

/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Howard W. Lutnick
Howard W. Lutnick	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 20, 2011
*
A. Graham Sadler	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2011

*
Stephen T. Curwood	Director	June 20, 2011

*
John H. Dalton	Director	June 20, 2011

*
Barry R. Sloane	Director	June 20, 2011

Signature	Capacity in Which Signed	Date

*
Albert M. Weis	Director	June 20, 2011

* By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Attorney-in-Fact

INDEX TO EXHIBITS

The following exhibits are included or incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (certain documents have been previously filed with the SEC pursuant to the Exchange Act (Commission file number 0-28191)):

Exhibit Number	Exhibit Title

2.1	Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.2	Amendment No. 1, dated as of November 5, 2007, to the Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.3	Amendment No. 2, dated as of February 1, 2008, to the Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.4	Separation Agreement, dated as of March 31, 2008, by and among Cantor Fitzgerald, L.P., BGC Partners, LLC, BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to Exhibit 2.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

3.1	Amended and Restated Certificate of Incorporation of BGC Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

3.2	Amended and Restated Bylaws of BGC Partners, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on April 18, 2008)

4.2	Warrant Agreement, dated as of August 21, 2002, between eSpeed, Inc. and UBS USA, Inc. (incorporated by reference to Exhibit 10.19 to the Registrant’s Quarterly Report on Form 10-Q for the

Exhibit Number	Exhibit Title

quarter ended September 30, 2002)

4.3	Warrant Agreement, dated as of September 13, 2001, between eSpeed, Inc. and Exchange Brokerage Systems Corp. (incorporated by reference to Exhibit 10.24 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)

4.4	Amended and Restated Warrant Agreement, dated as of October 23, 2003, between eSpeed, Inc. and UBS USA, Inc. (incorporated by reference to Exhibit 10.27 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003)

4.5	Warrant Agreement, dated as of February 24, 2006, among eSpeed, Inc. and IDT Horizon GT, Inc. (incorporated by reference to Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005)

4.6	Note Purchase Agreement, dated as of March 31, 2008, by and among BGC Partners, L.P. and the Purchasers whose names appear at the end thereof (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.7	Guaranty of BGC Partners, Inc., dated as of March 31, 2008 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.8	Letter Agreement, dated as of March 31, 2008, by and between BGC Partners, Inc. and Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.9	Subscription Agreement, dated March 16, 2010, among BGC Partners, Inc., BGC Holdings, L.P. and Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 16, 2010)

4.10	Indenture, dated as of April 1, 2010, between BGC Partners, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 8.75% Convertible Senior Notes due 2015 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2010)

4.11	Supplemental Indenture, dated as of May 4, 2010, between BGC Partners, Inc. and Wells Fargo Bank National Association (incorporated by reference from Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on May 5, 2010)

4.12	BGC Partners, Inc. 8.75% Convertible Senior Notes due 2015 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2010)

4.13	BGC Holdings, L.P. 8.75% Senior Convertible Notes due 2015 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2010)

4.14	Registration Rights Agreement, dated as of December 9, 1999, by and among eSpeed, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC on March 29, 2000)

Exhibit Number	Exhibit Title

4.15	Registration Rights Agreement, dated as of March 31, 2008, by and between Cantor Fitzgerald, L.P. and BGC Partners, LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

4.16	Registration Rights Agreement, dated as of April 1, 2010, by and between BGC Partners, Inc. and Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2010)

4.17	Registration Rights Agreement, dated as of June 5, 2000, among eSpeed, Inc., Williams Energy Marketing & Trading Company and Dynegy, Inc. (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000)

4.18	Registration Rights Agreement, dated as of July 30, 2001, among eSpeed, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.19 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)

4.19	Registration Rights Agreement, dated as of August 21, 2002, by and between eSpeed, Inc. and UBS USA, Inc. (incorporated by reference to Exhibit 10.20 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002)

5.1	Opinion of Stephen M. Merkel*

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Stephen M. Merkel (included in Exhibit 5.1 to the Registration Statement)*

24.1	Powers of Attorney (included on the signature page of the Registration Statement)*

99.1	Enrollment Form**

99.2	Request for Waiver Form**

*	Previously filed.
**	Filed herewith.